Exhibit 99.1

DSP Group Issues Letter to Shareholders: A Minority Shareholder Is Seeking

to Hijack Your Company

SAN JOSE, Calif., April 18, 2013 — DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, issued today the following letter to its shareholders:

Attention DSP Group Shareholders:

A Minority Shareholder Is Seeking to Hijack Your Company

April 18, 2013

Dear Fellow DSP Group Shareholders,

We write to report on your Company’s and your Board’s recent accomplishments and plans and to strongly urge you to reject the attempt of a narrowly-focused minority shareholder to seize control of the Board of your Company.

On April 4, 2013, Starboard Value and Opportunity Master Fund Ltd, an activist hedge fund, and certain of its affiliates launched a proxy fight that, if successful, would result in directors selected by Starboard obtaining majority control of the Board of DSP Group, Inc. As of March 13, Starboard owned only approximately 10.2% of DSP Group’s common stock, and already has two hand-picked representatives serving on the Board, who were appointed last year, in order to avoid a threatened proxy fight.

Starboard Has Refused to Settle for Anything Less Than Effective Control of your Company by Its Nominees

We have again this year done our utmost to avoid a proxy fight with Starboard, and the distraction and expense it represents for your Company and its Board and management. We offered Starboard increased board representation by nominating two additional directors and significant participation on Board committees, but to no avail. Based on our negotiations with Starboard and the preliminary proxy they filed, it seems they will be satisfied with nothing less than a majority of the Board consisting of hand-picked Starboard nominees that will control your Company – without paying any premium for that control and despite Starboard’s equity ownership of only about one-tenth of the Company’s shares.

We believe giving Board control to Starboard is not only disproportionate and inappropriate, but that doing so would not be in the best interests of DSP Group, our fellow shareholders, our customers around the world or our employees. From our communications with Starboard, and from the comments they made in the preliminary proxy they filed, it is clear to us that they don’t know our business, and they don’t have a plan to grow the Company. They have made it clear that they have one and only one goal—to “explore strategic alternatives” with the objective of selling your Company as quickly as possible, resulting in a potential short-term gain at the expense of building durable shareholder value.

In the coming weeks you will be receiving proxy material from Starboard asking you to support their campaign to take control of DSP Group. We urge you to support your Board and disregard any materials you may receive from Starboard.

Your Board’s Plan is Generating Improving Operating Performance and Increasing Stock Price

Over the past twelve months, your Board and management have been actively taking steps to enhance shareholder value. The market has recognized this, and DSP Group stock is up approximately 30% so far this year, outperforming the Russell 2000 Index, the PHLX Semiconductor Index and the S&P Information Technology Index. DSP Group’s stock has also recently outperformed large technologies companies that compete in our space, such as Texas Instruments and Broadcom.

The actions set forth below, which were unanimously supported by your Board, have resulted in significantly improved operating results and we believe they have positioned DSP Group for long-term growth and success. Furthermore, these actions were also consistent with Starboard’s original demands of the Company in August 2011.

During the year ended December 31, 2012:

•	Operating expenses decreased by 20.7% to $71.7 million, as compared to $90.5 million for 2011.

•	Gross margin increased to 37.6% of total revenues for 2012, from 36.2% for 2011.

•	The Company resumed non-GAAP profitability.*

•	$10 million in cash flow was generated from operations.

•	We returned $8 million to shareholders through our continued stock buyback program.

DSP Group Is Well-Positioned for Growth and Profitability

We continue to focus on new growth initiatives that fully leverage the Company’s core strengths in voice processing and short range wireless communications, while remaining focused on enhancing shareholder value in the near term with our commitment for profitability and cash flow generation.

Years ago, we recognized that the cordless telephony market was undergoing a challenging period of transition. With the rapid deployment of new communication access methods, including mobile, wireless broadband, cable and other connectivity, the traditional cordless telephony market using fixed-line telephony has been in a steady decline. Therefore, in order to offset the declining revenues generated from our cordless products and to seek new revenue sources, we continued to invest in new products and technologies that would allow us to build upon our core competencies in the expanding mobile market.

The fruits of this investment were apparent at the recent Mobile World Congress in Barcelona, as evidenced by the launch of our proprietary HDClear noise suppression and speech recognition assist solution for the mobile market. We believe that this new line leapfrogs the competition by enabling speech recognition applications to maintain high accuracy rates regardless of noise levels, allowing mobile users to communicate effectively even in noisy locations. In addition, we believe that HDClear is the world’s smallest and most effective voice enhancement processor. We have already seen strong demand for this new line of products and expect it to be an important contributor to our top line growth in 2014, offsetting declining revenues from the cordless market.**

Additionally DSP Group has launched two other new products in 2013, as the Company’s R&D investments bear fruit. The Company expects the first of these products to enable us to rapidly grow share in the Enterprise VoIP market.** The Company’s revenue derived from the Enterprise VoIP market has more than tripled from 2010 to 2012 and increased 34% in fiscal year 2012. The Company expects the second new product launch targeted for DECT Ultra Low Energy, to facilitate the Company’s expansion of its market-leading position in DECT into the growing home automation market.**

DSP Group’s Nominees Are Committed to Building Long-Term Value for ALL Shareholders

We believe that the Company’s improved performance demonstrates that the Board nominees up for election this year have the experience, expertise and determination to continue to lead the Company. These Board members recognized the long-term importance of continued investment in new technologies and products, as evidenced by investment in research and development efforts that we expect to become a significant contributor to revenue and profitability from 2014 and in the years to come.** The Company’s nominees, together with the other Board members, have also demonstrated their capability to make the tough decisions when it comes to reducing costs and expenses in order to position the Company for long-term growth and profitability. They firmly believe in the Company and its future and have no agenda other than to represent the best interests of all shareholders.

We believe Starboard’s nominees will seek to dismantle the Company, resulting in a limited short-term gain at the expense of building more durable shareholder value.

Your present Board has the necessary experience and expertise to best serve the Company and its shareholders, is committed to maximizing long-term value for all shareholders, and has demonstrated open-mindedness to doing whatever is necessary to that end.

We will be forwarding proxy materials to you in the near future so that you can help to defend DSP Group from this attack by Starboard.

Truly yours,

Eliyahu Ayalon,	Ofer Elyakim
Chairman of the Board	Chief Executive Officer.

Important Information

The Company will file with the U.S. Securities and Exchange Commission (“SEC”) and provide to its shareholders a definitive proxy statement in connection with its 2013 annual meeting of shareholders. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by the Company at http://ir.dspg.com.

Certain Information Regarding Participants

The Company, its directors and certain of its officers may be deemed to be participants in the solicitation of the Company’s shareholders in connection with its 2013 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in the Company’s preliminary proxy statement for its 2013 annual meeting, which was filed with the SEC on April 11, 2012. You should also review the Company’s definitive proxy statement in connection with its 2013 annual meeting of shareholders when it is filed with the SEC, as it may contain additional or different information regarding these persons. Shareholders will be able to obtain a free copy of the proxy statement and other documents filed by the Company with the SEC from the sources listed above.

*Non-GAAP Financial Information

This letter contains references to non-GAAP financial measures. See DSP Group’s current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on January 30, 2013, for a reconciliation of the Company’s GAAP and non-GAAP net income (loss) and diluted net income (loss) per share for the three- and twelve-month periods ended December 31, 2011 and 2012.

**Forward-Looking Information

Certain statements in this letter, including those denoted with **, qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise as a result of various factors, including DSP Group’s inability to develop and produce new products at competitive costs and in a timely manner, unexpected delays in the commercial launch of such products or failure of such products to achieve broad market acceptance; slower than expected changes in the nature of residential communications domain; DSPG Group’s ability to control operating costs; and other factors discussed under “RISK FACTORS” in DSP Group’s current report on Form 10-K for the fiscal year ended December 31, 2011, which is available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

Contacts:

Investor Relations Christopher Basta Director of Investor Relations, DSP Group Work: 1-408-240-6844 Cell: 1-631-796-5644 chris.basta@dspg.com	Daniel H. Burch, CEO MacKenzie Partners, Inc. Work: 1-212-929-5748 Cell: 1-516-429-2722 dburch@mackenziepartners.com	Media Relations Mike Sitrick and Jeff Lloyd Sitrick And Company Work: 1-310- 788-2850 Jeff_Lloyd@sitrick.com Mike_Sitrick@sitrick.com